UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2020 (July 21, 2020)

ENERGY 11, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-55615	46-3070515
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

120 W 3rd Street, Suite 220 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 882-9192

                               Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Energy 11, L.P. (the “Partnership”) is filing this report in accordance with Items 1.01, 2.03 and 9.01 of Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement

Modifications and Amendments to Existing Revolving Credit Facility

On July 21, 2020, the Partnership and its wholly-owned subsidiary, as the borrowers, entered into a letter agreement (“Letter Agreement”) that amends and modifies the First Amended and Restated Revolver Loan Agreement (“Loan Agreement”) dated as of September 30, 2019 between and among the borrowers and Simmons Bank, as administrative agent and the lenders party thereto (the “Lender”). The modifications to the Partnership’s Loan Agreement include, among other items, the following:

-	Maturity date was changed from September 30, 2022 to July 31, 2021;
-	Interest rate was changed to the prime rate plus 1.00%, with an interest rate floor of 4.00% (an increase of 50 basis points from the rate prior to the Letter Agreement);
-	Any future Partnership distributions require Lender approval;
-	Calculation of the Current Ratio covenant is suspended until the reporting date for September 30, 2020;
-	The definition of Current Ratio excludes the Affiliate Loan, discussed below, from the definition of liabilities; and
-

As additional collateral for the loan, the Partnership established and funded a bank account with Lender in the amount of $1.6 million, to be used for interest payments under the Loan Agreement until maturity.

Under the Letter Agreement, commencing August 31, 2020, the Partnership is required to maintain a risk management program to manage the commodity price risk of the Partnership’s future oil and natural gas sales. The risk management program must cover at least 80% of the Partnership’s projected total production of oil and natural gas for the period from August 31, 2020 until the next borrowing base redetermination date (first quarter of 2021).

In addition to the modification of certain terms under the Loan Agreement, the Letter Agreement waived the previously disclosed defaults by the Partnership under the Loan Agreement prior to the Letter Agreement, including not meeting the Current Ratio covenant as of March 31,2020, the Partnership not filing its first quarter financial statements within 60 days of March 31, 2020 and the non-payment by the Partnership of amounts due its primary operator Whiting Petroleum Corporation (“Whiting”). The Letter Agreement also allows for the Affiliate Loan discussed below and payments under the Affiliate Loan.

In consideration for the modifications, amendments and waivers described above to the Loan Agreement, the Letter Agreement provides for an amendment fee to Lender of $40,000, of which $15,000 is due September 30, 2020 and $25,000 is due December 31, 2020.

Term Loan from Affiliate

On July 21, 2020, the Partnership and its wholly-owned subsidiary, as borrowers, entered into a loan agreement with GKDML, LLC (“GKDML”), which provides for an unsecured, one-year term loan (“Term Loan” or “Affiliate Loan”) in the amount of $15 million. GKDML is owned and managed by Glade M. Knight and David S. McKenney, the Chief Executive Officer and the Chief Financial Officer, respectively, of Energy 11 GP, LLC, the general partner of the Partnership. The Term Loan bears interest at a variable rate based on the London Inter-Bank Offered Rate (LIBOR) plus a margin of 2.00%, with a LIBOR floor of 0%. Interest is payable monthly. The Term Loan contains mandatory prepayment requirements, customary affirmative and negative covenants and events of default. To provide the proceeds for the Term Loan, GKDML entered into a loan agreement with Bank of America, N.A. on July 21, 2020 (“GKDML Loan”). The GKDML Loan has substantially the same terms as the Term Loan and is personally guaranteed by Mr. Knight and Mr. McKenney. GKDML, Mr. Knight and Mr. McKenney have not and will not receive any consideration for providing the Term Loan or guaranty to the GKDML Loan; however, under the Term Loan, the Partnership is required to reimburse GKDML for all costs of the GKDML Loan. The Term Loan may be prepaid at any time with no penalty and in any amount, but any amounts repaid may not be re-borrowed. The Partnership anticipates utilizing cash from operations to reduce outstanding balances under the Term Loan.

The Partnership utilized the proceeds from the Term Loan and cash on hand to repay amounts outstanding to Whiting of approximately $19 million. Upon payment of the outstanding amounts, Whiting agreed to release all liens it had asserted against certain of the Partnership’s working interests in oil and gas wells in North Dakota.

The foregoing summaries of the Letter Agreement and the Affiliate Loan do not purport to be complete statements of the terms and conditions under the Letter Agreement or the Affiliate Loan, and are qualified in their entirety by the full terms and conditions of the Letter Agreement and Affiliate Loan, which are filed as exhibits 10.1 and 10.2 to this Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1

Letter Agreement dated July 21, 2020 between and among Energy 11, L.P. and Energy 11 Operating Company, LLC, collectively as Borrowers, and Simmons Bank, as Administrative Agent and Letter of Credit Issuer and the Lenders Signatory Party Hereto, collectively the Lenders

10.2	Loan Agreement between GKDML, LLC, as lender, and Energy 11, L.P. and Energy 11 Operating Company, LLC, collectively Borrowers, dated July 21, 2020
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 23, 2020

ENERGY 11, L.P.

		By:	/s/ David McKenney
David McKenney
Chief Financial Officer of Energy 11 GP, LLC